UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2021

CarGurus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38233	04-3843478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Canal Park, 4th Floor

Cambridge, Massachusetts 02141

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 354-0068

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	CARG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2021, CarGurus, Inc. (the “Company”) was informed by Anastasios Parafestas, a member of the Board of Directors of the Company (the “Board”) and the Audit Committee of the Board (the “Audit Committee”), that he would resign his positions on the Board and Audit Committee, effective immediately. The resignation was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 15, 2021, the Board appointed Yvonne Hao to fill the vacancy created by Mr. Parafestas’ resignation. Ms. Hao will serve as a Class II director of the Board. The terms of Class II directors expire at the Company’s annual meeting of stockholders to be held in 2022 or upon the election and qualification of successor directors. Ms. Hao was also appointed to serve as a member of the Audit Committee. The Board has determined that Ms. Hao is an independent director and eligible to serve on the Audit Committee in accordance with applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market.

Since July 2019, Ms. Hao has served as a Managing Director and Co-Founder of Cove Hill Partners, a private equity firm focused on partnering with outstanding management teams to build market-leading consumer and technology companies. Previously, from January 2017 until June 2019, she served as the Chief Operating Officer and Chief Financial Officer of PillPack, Inc. (“PillPack”), an online pharmaceutical delivery service that she helped sell successfully to Amazon. Prior to her role at PillPack, from 2008 to 2016, Ms. Hao held various positions at Bain Capital, LP (“Bain”), a global private investment firm, including as an Operating Partner as well as an interim executive officer and/or director of several portfolio companies. Since 2016, Ms. Hao has served as a member of the Board of Directors of Gentherm Incorporated (“Gentherm”), a publicly-traded developer of innovative thermal management technologies. In connection with her service on the Gentherm Board of Directors, Ms. Hao also serves as a member of Gentherm’s Audit Committee and Mergers and Acquisitions Committee, and is the Chair of its Compensation Committee. She previously served as a member of the Board of Directors of Bombardier Recreational Products, a publicly-traded Canadian manufacturer of powersports vehicles, from 2011 until 2016. Ms. Hao holds a Bachelor of Arts degree from Williams College and a Master of Philosophy in Development Economics degree from Cambridge University.

Ms. Hao will be compensated in accordance with the Company’s non-employee director compensation program, which is described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2021. Pursuant to this compensation program, Ms. Hao will receive an annual cash retainer of $35,000 for her service on the Board and $9,000 for her service as a member of the Audit Committee. Such amounts will be prorated based on her expected service during the fiscal year. In addition, in connection with her appointment to the Board, Ms. Hao was awarded 6,183 restricted stock units (“RSUs”) under the Company’s Omnibus Incentive Compensation Plan (the “2017 Plan”) and evidenced on the Company’s standard RSU agreement for non-employee directors, a form of which has been previously filed with the SEC. The RSUs are subject to a service-based vesting requirement, vesting in full on June 15, 2022. In addition, the RSUs will vest in full upon a Change of Control (as defined in the 2017 Plan), provided that Ms. Hao continues to provide services to the Company until the effective date of such Change of Control.

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Ms. Hao had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Ms. Hao and the Company will enter into the Company’s standard indemnification agreement, a form of which has been previously filed with the SEC. No arrangement or understanding exists between Ms. Hao and any other person pursuant to which Ms. Hao was selected as a director of the Company.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release announcing Ms. Hao’s appointment to the Board is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01 and in Exhibit 99.1 hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of CarGurus, Inc., dated June 16, 2021.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARGURUS, INC.

Date: June 16, 2021	By:	/s/ Kathleen B. Patton
Kathleen B. Patton
General Counsel and Secretary